Exhibit 99.1

Company Contact:	Investor Relations Contact:

Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Kirsten Chapman/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES ANNOUNCES PRELIMINARY FOURTH

QUARTER AND FULL YEAR 2004 REVENUES

- Fourth Quarter Revenue Expected to be $18.1 Million to $18.3 Million-

San Jose, Calif., January 10, 2005 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading technology developer, licensor and product development services provider for semiconductor chip-scale and multi-chip packages (CSPs and MCPs), announced today its preliminary revenue for the fourth quarter and year ended December 31, 2004.

Tessera expects revenue for the fourth quarter ended December 31, 2004 to be in the range from $18.1 million to $18.3 million. The company had previously guided for fourth quarter revenue to be in the range from $16.0 million to $16.5 million. Consequently, Tessera expects revenue for the full year ended December 31, 2004 to be in the range from $72.5 million to $72.7 million.

Bruce McWilliams, Tessera’s chairman and chief executive officer, said, “We are pleased with our company’s performance in the last quarter of 2004 and our higher than anticipated revenues. This increase was driven equally by a greater contribution from Intellectual Property and strong Product Development Services and does not include any impact from the Samsung memorandum of understanding signed on November 16, 2004. We will report our fourth quarter and year-end results on February 2, 2005.”

Conference Call Information

Tessera Technologies will host its fourth quarter and year-end 2004 conference call on February 2, 2005 at 1:30 p.m. Pacific Time. To access the call in the U.S., please dial 877-866-5534, and for international callers dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for 2 business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 3308407.

About Tessera

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, the pace of adoption of Tessera’s chip scale and multi-chip packaging technologies by the consumer electronics industry, Tessera’s ability to protect its intellectual property and increases in the costs of that effort and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2004, include more information about factors that could affect the company’s financial results.

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